EMPLOYMENT AND NONCOMPETE AGREEMENT


         THIS EMPLOYMENT AND NONCOMPETE AGREEMENT ("Agreement"), made and entered into as of the 9th day of June, 1997, by and between BRUCE A. FISHER, an individual resident of Charlotte, North Carolina ("Employee"), and PCA INTERNATIONAL, INC., a North Carolina corporation with its principal executive offices located in Matthews, North Carolina (the "Company").


                              BACKGROUND STATEMENT

         Employee currently is employed by the Company and holds the position of Senior Vice President and Chief Financial Officer. Employee has worked for the Company in positions of responsibility and authority for several years and has been instrumental in successfully developing, expanding and increasing the business and earnings of the Company. The Company desires to ensure that the services of Employee will continue to be available to it on a mutually satisfactory basis. In the course of his employment with the Company, Employee has had access to trade secrets and proprietary information of the Company and will, as an employee of the Company, continue to have access to trade secrets and proprietary information of the Company. Accordingly, Employee has and will continue to acquire the knowledge and ability to compete with the Company. The Company has offered Employee an employment agreement on the terms and pursuant to the conditions hereof, including the stability and security provided to Employee by the arrangement provided for herein. The parties agree that the execution and delivery of this Employment Agreement is a condition precedent to the benefits extended to Employee hereunder. Employee agrees that the benefits provided for herein are adequate and sufficient consideration for the covenants made by Employee hereunder, including, without limitation, the covenants not to compete.

         IN CONSIDERATION of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions stated herein, and in consideration of Employee's obligations and covenants, including without limitation, those obligations and covenants set forth in Section 6 hereof, the Company agrees to employ Employee on an active and full-time basis, and Employee accepts such employment, as a Senior Vice President and Chief Financial Officer, subject to the order, supervision and direction of the Chief Executive Officer of the Company (the "CEO").

         2. DUTIES. Employee shall serve the Company as a Senior Vice President and Chief Financial Officer and shall devote substantially all of his business time, skill and best efforts to the business of the Company and faithfully perform such executive, administrative and supervisory duties as may be prescribed by the CEO. Employee shall act at all times in compliance, in all material respects, with all policies, rules and decisions adopted from time to time by the Board of Directors of which Employee shall have received written notice. The CEO shall deal with the Employee in good faith and shall not require that Employee be required to relocate his residence, travel to the extent that he must spend more nights away from home than are reasonably required to further the Company's business, or perform tasks which would be demeaning or degrading to one in his position.

         3. TERM OF EMPLOYMENT; EVERGREEN PROVISIONS. (a) The term of Employee's employment by the Company hereunder shall commence as of the date hereof, June 9, 1997, and shall continue for a period of three (3) years after such commencement date or to such later date to which the term of this Agreement may be extended pursuant to this Section 3 (the "Term of Employment"). The Term of Employment shall be evergreen and shall be extended automatically for one day effective at 5:00 p.m. of each day. As a result, the remaining Term of Employment shall always be, and never be less than, three (3) years.

         4. BASE COMPENSATION AND BENEFITS. (a) The annual base compensation rate to be paid to Employee for the services to be rendered hereunder shall be One Hundred Fifty Five Thousand Two Hundred Fifty Dollars ($155,250.00), payable in accordance with the Company's normal payroll practices, subject to applicable federal and state income and social security tax withholding requirements (the "Base Rate").

         (b) Employee's Base Rate may be reviewed from time to time by the Board and adjusted upward as Employee's performance, the performance of the Company and other pertinent factors warrant at any time during the term of this Agreement.

         (c) Employee shall have the right to fully participate in any Management Bonus Program to the same extent or greater than as previously provided to Employee prior to the execution of this Agreement. Any bonus payable to Employee under such Management Bonus Program shall be paid in a manner consistent with the Company's past practice with respect to payment of bonuses. Notwithstanding the foregoing, any bonus opportunity provided to Employee under a current or future Management Bonus Program shall at least equal an opportunity to earn up to forty percent (40%) of the Base Rate for the year to which such bonus relates. Any operating or financial objectives on an annual basis related to the payment of the annual bonus award to the Employee will be consistent with and equal to the same operating or financial objectives for any of the Company's other senior executives.

         (d) Employee shall be entitled to receive such benefits as were afforded to Employee prior to the execution of this Agreement including but not limited to the following:

                      (i) Employee shall be entitled to twenty-one (21) days of paid vacation during each year of employment plus all Company sponsored holidays;

                     (ii) Employee shall be entitled to sick leave in accordance with the plans and policies established by the Company for all employees;

                    (iii) Employee shall be entitled to such medical insurance, life insurance and disability and salary continuation benefit programs, if any, as are provided by the Company to its employees from time to time; and

                     (iv) Employee shall be entitled to participation in the Company's 401K Plan, pension plan and/or profit sharing plans.

         (e) The Company shall reimburse Employee for those expenses that are incurred by him in connection with the performance of his duties under this Agreement, are consistent with Company policies and practices, and are reasonably related to the business of the Company.

         5. EVENTS OF TERMINATION. (a) The following shall be events of termination under this Agreement: (i) termination by the Company without cause;
(ii) termination as a result of Employee's death or total disability (as defined in the long term disability plan maintained by the Company); and (iii) termination by the Company for Cause. The effective date for all such terminations shall hereafter be referred to as the "Termination Date".

         (b) In the event of a termination of this Agreement in accordance with subparts (i) or (ii) above, within ten (10) business days after the Termination Date, the Company shall pay to Employee, (or, in the event of his death, his written designee or, if he has no written designee, to his spouse or, if he leaves no spouse and has no written designee, to his estate,) in cash a lump sum amount equal to thirty six (36) months of average monthly compensation received during the preceding five (5) year period and calculated as follows: Employee's total cash and non-cash compensation from the Company as reported on line one
(1) of his form W-2s (total wages, tips, and other compensation) for the five
(5) calendar year period immediately preceding the Termination Date will be divided by sixty (60) to determine an average monthly compensation rate for the prior five (5) year period and then such amount shall be multiplied by thirty six (36). In addition, all options or other rights to acquire the Company's Common Stock, $.20 par value per share, (the "Stock") previously granted to Employee shall immediately become fully vested without any further action on behalf of either Employee or the Company and notwithstanding any contrary provision in any stock option plan, agreement or similar document and Employee shall have a period beginning on the Termination Date and ending twelve months thereafter to exercise any stock options or right to acquire the Stock.

         (c) The Board of Directors shall have the right at any time, without advance notice, to terminate Employee's employment for cause, as hereinafter defined ("Termination for Cause"). Termination for Cause shall mean termination because of conviction by a court of competent jurisdiction of theft from the Company, conviction by a court of competent jurisdiction of embezzlement of the Company's funds, conviction by a court of competent jurisdiction of falsification of the Company's records, conviction by a court of competent jurisdiction of fraud committed against the Company, conviction by a court of competent jurisdiction of a felonious criminal act involving the Company or while engaged in conduct of the Company's business, incompetence due to the use of or reporting to work under the influence of alcohol, narcotics, other unlawful drugs or controlled substances, legal incapacity, insanity, act or acts involving dishonesty or misconduct which have or may reasonably be expected to have a material adverse effect on the business or reputation of the Company, breach of fiduciary duty to the Company, willful and substantial failure to perform stated duties or lawful directives of the Board subject to the provisions of Section 2 hereof, or material breach of any provision of this Agreement.

         (d) In the event of a Termination for Cause, Employee shall have no right thereafter to receive any compensation or other benefits from the Company, except for base salary accrued but unpaid and expenses incurred but not repaid to Employee, in each case only until the effective date of Termination for Cause, and COBRA and rights under vested stock option grants, 401(k), vacation plans and other accrued and vested employee benefits.

         (e) The provisions of Section 6 hereof shall continue to be binding on the parties hereto notwithstanding the termination without cause or Termination for Cause of Employee.

         6. NONCOMPETITION, SECRECY AND INVENTIONS.

         (a) Employee specifically acknowledges and agrees that his employment with the Company will bring him in personal contact with accounts and customers of the Company, and will enable him to acquire valuable information as to the nature and character of the business of the Company and the requirements of the accounts and customers of the Company. Employee acknowledges and agrees that in the event he were to become employed by some other employer or enter the same or similar business as the Company on his own or in conjunction with others in competition with the Company, such personal contacts with the customers and accounts of the Company and the knowledge of such valuable information would give to Employee an unfair competitive advantage.

         Throughout the Term of Employment and for a period of two (2) years thereafter (Employee's Term of Employment and the two-year period thereafter, together, the "Term of the Covenants"), Employee shall not, directly or indirectly, as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, participate in or engage in the Lines of Business, as hereinafter defined; provided, however, that Employee may own up to one percent (1%) of the outstanding securities of any corporation which is engaged in the Lines of Business, so long as such securities are traded on a national securities exchange or are included in the National Association of Securities Dealers Quotation System. "Lines of Business" for purposes of this
Section 6 shall mean the provision of portrait photography services through itinerant or traveling operations or permanent studios or any other portrait photography service, the processing or developing of photographic film in connection with such provision and any other lines of business in which the Company may engage during the Term of Employment.

         (b) In performing the covenants set forth in this Section 6 (all of the covenants of Employee set forth in this Section 6, together, the "Covenants Not to Compete"), Employee shall not, without limitation, during the Term of the Covenants engage in the Lines of Business with any of the following:

                  1. any client, account or customer of the Company, or any subsidiary or affiliate of the Company, that has done business with the Company or such affiliate or subsidiary within two (2) years of the date of any alleged competitive act by Employee;

                  2. any client, account or customer of the Company, or any subsidiary or any affiliate of the Company, that has transacted any business with the Company within the twelve months preceding the date of this Agreement;

                  3.       Wal-Mart Stores, Inc. or any subsidiary thereof
                           ("Wal-Mart");

                  4. any affiliate of Wal-Mart, including without limitation Sam's Wholesale Club, HYPERMART*USA and Wal-Mart SuperCenters (a "Wal-Mart Affiliate");

                  5.       KMart Corporation or any subsidiary thereof
                           ("KMart");

                  6. any affiliate of KMart, including without limitation KMart SuperCenters (a "KMart Affiliate");

                  7.       PETsMART, Inc. or any subsidiary thereof
                           ("PETsMART");

                  8.       any affiliate of PETsMART (a "PETsMART Affiliate");

                  9. any current or prospective institutional customer ("Institutional Customer");

                  10.      CPI Corp.;

                  11.      Lifetouch National School Studios, Inc.;

                  12. any Wal-Mart store that does business with the Company during the Term of the Covenants;

                  13. any Wal-Mart Affiliate store that does business with the Company during the Term of the Covenants;

                  14. any Wal-Mart store with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  15. any Wal-Mart Affiliate store with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  16. any PETsMART store that does business with the Company during the Term of the Covenants;

                  17. any PETsMART Affiliate store that does business with the Company during the Term of the Covenants;

                  18. any PETsMART store with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  19. any PETsMART Affiliate store with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  20. any Institutional Customer with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  21. any KMart store that does business with the Company during the Term of the Covenants;

                  22. any KMart store that does business with the Company during the Term of the Covenants;

                  23. any KMart store with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  24. any KMart Affiliate store with which the Company previously conducted business but no longer conducts business or the Board of Directors reasonably expects to do business during the Term of the Covenants;

                  25.      Cifra, S.A. de C.V.;

                  26.      Aurrera, S.A. de C.V., a subsidiary of Cifra, S.A.
                           de C.V.;

                  27.      any other subsidiary of Cifra, S.A. de C.V.;

                  28.      Olan Mills;

                  29.      Expressly Portraits;

                  30. any employee or former employee of the Company, whose employment with the Company terminated less than two (2) years prior to Employee's association with such employee or former employee, within a ten-mile radius of any Wal-Mart store or any store in which the Company has engaged in the Lines of Business within six (6) months prior to Employee's engaging in the Lines of Business; or

                  31. any person or entity in the geographic areas listed in paragraph 10(c) hereinbelow.

         (c) In performing the Covenants Not to Compete, Employee shall not, without limitation, during the Term of the Covenants engage in the Lines of Business in any of the following geographic areas:

                  1.       The United States of America;

                  2.       The State of Alabama;

                  3.       The State of Arizona;

                  4.       The State of Arkansas;

                  5.       The State of California;

                  6.       The State of Colorado;

                  7.       The State of Connecticut;

                  8.       The State of Delaware;

                  9.       The District of Columbia;

                  10.      The State of Florida;

                  11.      The State of Georgia;

                  12.      The State of Idaho

                  13.      The State of Illinois;

                  14.      The State of Indiana;

                  15.      The State of Iowa;

                  16.      The State of Kansas;

                  17.      The State of Kentucky;

                  18.      The State of Louisiana;

                  19.      The State of Maine;

                  20.      The State of Maryland;

                  21.      The State of Massachusetts;

                  22.      The State of Michigan;

                  23.      The State of Minnesota;

                  24.      The State of Mississippi;

                  25.      The State of Missouri;

                  26.      The State of Montana

                  27.      The State of Nebraska;

                  28.      The State of Nevada

                  29.      The State of New Hampshire;

                  30.      The State of New Jersey;

                  31.      The State of New Mexico

                  32.      The State of New York;

                  33.      The State of North Carolina;

                  34.      The State of North Dakota;

                  35.      The State of Ohio;

                  36.      The State of Oklahoma;

                  37.      The State of Oregon;

                  38.      The State of Pennsylvania;

                  39.      The Commonwealth of Puerto Rico;

                  40.      The State of Rhode Island;

                  41.      The State of South Carolina;

                  42.      The State of South Dakota;

                  43.      The State of Tennessee;

                  44.      The State of Texas;

                  45.      The State of Utah

                  46.      The State of Vermont;

                  47.      The State of Virginia;

                  48.      The State of Washington;

                  49.      The State of West Virginia;

                  50.      The State of Wisconsin;

                  51.      The State of Wyoming;

                  52.      Mexico;

                  53.      Canada;

                  54.      Puerto Rico;

                  55.      South America;

                  56.      Latin America;

                  57.      Asia;

                  58.      China; and

                  59. Counties in each State of the United States where the Company has customers.

         (d) As applied to the categories of persons, firms and entities and geographic areas covered by the Covenants Not to Compete, the provisions of paragraphs 6(b) and 6(c), respectively, shall be completely severable and independent, and any invalidity or unenforceability thereof as applied to any of such persons, firms or entities or geographic areas shall not affect the validity or enforceability thereof as applied to any one or more of the other persons, firms or entities or geographic areas.

         (e) Throughout the Term of the Covenants, Employee shall not directly or indirectly cause or attempt to cause any supplier or customer of the Company, or any of its subsidiaries or affiliates, or any governmental body or public agency, not to do business with the Company or such subsidiary or affiliate or to transfer all or part of its business from the Company, or such subsidiary or affiliate, or otherwise interfere or attempt to interfere with any business relationship between the Company, or any of its subsidiaries or affiliates, and any of such suppliers, customers, government bodies or public agencies.

         (f) Employee acknowledges that irreparable injury will result to the Company from any breach of the Covenants Not to Compete and there is no adequate remedy at law to redress a breach or threatened breach of the Covenants Not to Compete As a result of the foregoing, Employee agrees that the parties seeking to enforce any of such provisions shall be entitled to an injunction or other equitable relief against Employee to restrain him from such breach, and Employee waives any claim or defense that the Company has an adequate remedy at law for any such breach; provided, however, that nothing contained herein shall prohibit the Company, or any subsidiary or affiliate of the Company, from pursuing any other remedy it may have, including without limiting the generality of the foregoing the recovery of damages.

         (g) If any court determines that any provision of this Section 6, or any part thereof, is invalid or unenforceable, the remainder of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any provision of this Section 6, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, the parties agree that such court shall have the power to reduce the duration or scope of such provision, as the case may be, and the parties agree to request the court to exercise such power, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The provisions of this Section 6 shall survive the termination of this Agreement, for whatever reason.

         (h) At all times, both during and after the termination of his employment, Employee shall keep and retain in confidence and shall not, without the prior written consent of the Company, disclose to any persons, firm or corporation or otherwise use for his own benefit or the benefit of another any of the proprietary, confidential or secret information or trade secrets of the Company. Further, Employee and the Company agree to keep confidential the terms and conditions of this Agreement except for such disclosure as may be required
(i) in the event of a breach of this Agreement, (ii) compulsion by law or court order, or (iii) as may be required by any applicable provision of law.

         (i) In consideration of employment, and the compensation paid to Employee as an employee of the Company, Employee hereby recognizes as the exclusive property of, and assigns, transfers and conveys to, the Company without further consideration each invention, discovery or improvement (hereinafter collectively referred to as "inventions") made, conceived, developed or first reduced to practice by Employee (whether alone or jointly with others) during the Term of Employment or within one (1) year thereafter which relates in any way to Employee's work at the Company or any of its subsidiaries or affiliates. Employee will communicate to the Company current written records of all such inventions, which records shall be and remain the property of the Company. Upon request by the Company, Employee will at any time execute documents assigning to the Company, or its designees, any such invention or any patent application or patent granted therefor, and will execute any papers relating thereto. Employee also will give all reasonable assistance to the Company, or its designee, regarding any litigation or controversy in connection with his inventions, patent applications, or patents, all expenses incident thereto to be assumed by the Company.

         7. GOVERNING LAW. This Agreement shall be construed and governed under the laws of the State of North Carolina.

         8. BINDING NATURE. Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The obligations and covenants of Employee are personal in nature and, as such, are not assignable by him.

         9. ENTIRE AGREEMENT; PRIOR ORAL AGREEMENT; AMENDMENT. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein and supersedes all prior written and prior or contemporaneous oral agreements or understandings of the parties hereto. This Agreement confirms and sets forth the prior oral agreement of the parties as to the terms and conditions of Employee's employment by the Company stated herein, including without limitation, the obligations and covenants of Employee set forth in
Section 6 hereof, and Employee's agreement to enter into a written employment agreement with the Company, as of the date his employment by the Company commenced, stating such terms and conditions. This Agreement may be changed or amended only by an agreement in writing signed by both parties hereto.

         10. SEVERABILITY, INVALIDITY OR UNENFORCEABILITY. The severability, invalidity or unenforceability of any paragraph or part of any paragraph herein shall not in any way affect the validity or enforceability of any other paragraph or any part of any other paragraph.

         11. PRIOR AGREEMENTS AND COVENANTS OF EMPLOYEE. Employee hereby warrants and represents that he is not a party to any agreement or binding obligation, oral or written, that would prevent his employment by the Company, and Employee's execution of this Agreement and his fulfillment of his duties and obligations hereunder do not and will not violate the provisions of any agreement, contract, loan document or other binding written or oral obligation.

         12. TIME OF THE ESSENCE. Time is of the essence.

         13. ARBITRATION. Any dispute arising in connection with this Agreement (other than with respect to Section 6) shall be finally and conclusively determined in accordance with the rules of the American Arbitration Association of Charlotte, North Carolina, whose determination shall be final and binding on the parties, be entitled to be enforced to the fullest extent permitted by law and be entered in any court of competent jurisdiction. Each party shall pay all fees, costs and expenses, including legal fees and expenses, incurred by such party in connection with any such arbitration, and the fees, costs and expenses of any arbitrator(s) appointed or selected pursuant to this Section 13 shall be shared equally by the parties hereto.

         14. INDEMNIFICATION. To the fullest extent permitted or required by the laws of the State of North Carolina, the Company shall indemnify and hold harmless (including the advance payment of expenses) Employee, in accordance with the terms of such laws, if Employee is made a party, or threatened to be made a party, to any threatened, pending, or contemplated suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that Employee is or was an officer or director of the Company or any subsidiary or affiliate of the Company, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding. The Company's obligations under this paragraph will survive the termination of this Agreement for any reason whatsoever.

         15. D&O LIABILITY INSURANCE. During the Term of Employment, the Company shall maintain customary directors' and officers' liability insurance.

         16. NOTICES. Any notice, offer, acceptance or other document required or permitted to be given pursuant to any provisions of this Agreement shall be in writing, signed by or on behalf of the person giving the same, and (as elected by the person giving such notice) delivered by hand or mailed to the parties at the following addresses by registered or certified mail, postage prepaid, return receipt requested, or by a third party company or governmental entity providing delivery services in the ordinary course of business, which guarantees delivery on a specified date:

 If to Employee:                   Bruce A. Fisher
                                   12908 Hidden Hills Lane
                                   Charlotte, North Carolina  28210

 If to the Company:                PCA International, Inc.
                                   815 Matthews-Mint Hill Road
                                   Matthews, North Carolina 28105
                                   Attention:  John Grosso


 With copies to:                   Thomas B. Henson
                                   ROBINSON, BRADSHAW & HINSON, P.A.
                                   One Independence Center
                                   101 North Tryon Street, Suite 1900
                                   Charlotte, North Carolina  28246-1900
                                   (704) 377-2536


or to such other address as any party hereto may designate by complying with the provisions of this Section 16.

         Such notice shall be deemed given (i) as of the date of written acknowledgment by Employee or an officer of the Company if delivered by hand,
(ii) seventy-two (72) hours after deposit in United States mail if sent by registered or certified mail or (iii) on the delivery date guaranteed by the third party delivery service if sent by such service.

         Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall not affect the date upon which the notice is deemed to have been given pursuant hereto. Notwithstanding the foregoing, no notice of change of address shall be effective until the date of receipt hereof.

         IN WITNESS WHEREOF, Bruce A. Fisher has set his hand and seal hereto and PCA International, Inc. has caused this Agreement to be executed and sealed in its name by its duly authorized officials as of the day and year first above written.


                                    EMPLOYEE:


                                    ______________________________(SEAL)
                                    BRUCE A. FISHER


                                    COMPANY:

                                    PCA INTERNATIONAL, INC.


                                    BY:      _______________________________
                                             JOHN GROSSO
                                             PRESIDENT AND CEO